NovaDel Pharma to Present at Bio CEO & Investor Conference 2007 on
Tuesday, February 13, 2007

Flemington, NJ—February 8, 2007—NovaDel Pharma Inc. (AMEX: NVD), a novel drug delivery and specialty pharmaceutical company, today announced that NovaDel’s President and Chief Executive Officer, Dr. Jan Egberts, is scheduled to provide a corporate update at the upcoming Bio CEO & Investor Conference in New York City. Details for this event are as follows:

Where:	Bio CEO & Investor Conference Waldorf-Astoria Hotel 301 Park Avenue, New York City, NY Library Room

When:	Tuesday, February 13, 2007 10:30 A.M. ET

Event Details:	www.ceo.bio.org

Interested parties are invited to access a webcast of the presentation by linking to www.novadel.com at least 15 minutes prior to the presentation start time or to attend the event by registering with Bio CEO.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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FORWARD-LOOKING STATEMENTS:
Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS: Susan Griffin 908/782 3431 ext. 2423 Director, Investor Relations NovaDel Pharma Inc. sgriffin@novadel.com	Chris Erdman 508/647 0209 ext. 14 IR Support MacDougall Biomedical Communications cerdman@macbiocom.com

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